UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GP Strategies Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GP STRATEGIES CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held December 10, 2007

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the “Annual Meeting”) of GP Strategies Corporation (the “Company”) will be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland, on the 10th day of December, 2007, at 10:00 a.m., local time, for the following purposes:

1.     To elect seven persons to the Board of Directors of the Company to serve until their respective successors are elected and qualified.

2.     To approve the proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”) from 25 million to 35 million shares.

3.     To vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.     Any other matters properly brought before the meeting or any adjournments thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

Only stockholders of record as of the close of business on October 31, 2007 are entitled to receive notice of and to vote at the Annual Meeting. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Company at 6095 Marshalee Drive, Suite 300, Elkridge, Maryland.

By Order of the Board of Directors

Kenneth L. Crawford, Secretary

Elkridge, Maryland

November 9, 2007

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY’S ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

GP STRATEGIES CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2007

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING
Required Votes
Record Date
PRINCIPAL STOCKHOLDERS
SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
PROPOSAL 1. ELECTION OF DIRECTORS
Required Vote and Board Recommendation
Corporate Governance
Code of Business Conduct and Ethics
Stockholder Recommendations for Board Nominees
Corporate Governance Guidelines
Stockholder Communications with the Board of Directors
Identification of Executive Officers
PROPOSAL 2 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE
THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
Required Vote and Board Recommendation
PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firms’ Fees
Required Vote and Board Recommendation
EXECUTIVE COMPENSATION
Compensation Committee
Compensation Discussion & Analysis
Potential Payments Upon Termination or Change in Control
Director Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review & Approval Process for Related Person Transactions
EQUITY COMPENSATION PLAN INFORMATION
ADDITIONAL INFORMATION
Compliance with Section 16(a) of the Exchange Act
Stockholder Proposals
Annual Report
General
Cost of Solicitation

GP STRATEGIES CORPORATION

6095 Marshalee Drive

Elkridge, Maryland 21075

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, for use only at the Annual Meeting to be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland on the 10th day of December, 2007, at 10:00 a.m., local time, and at any adjournments or postponement thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was November 9, 2007.

Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the proposal to elect seven persons to the Board of Directors of the Company to serve until their respective successors are elected and qualified,  FOR the approval of the proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 25 million to 35 million shares and FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Annual Meeting. The management of the Company is not aware of any other matters that are to be presented for action at the Annual Meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named.

Required Votes

In the election of directors (Proposal 1), you may either vote “for” each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes of the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, which means the seven director nominees receiving the highest number of votes will be elected. Accordingly, shares not present and shares present but not voted (because such vote is expressly withheld or is simply not cast) will have no effect on the voting outcome with respect to the election of directors.

Approval of the proposal to amend the Company’s Restated Certificate of Incorporation (Proposal 2) and the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 3) require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. For Proposal 2 and 3, abstentions will be counted for purposes of determining the number of votes cast and will have the same legal effect as a negative vote.

Because the election of directors (Proposal 1) and the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 3) are each a routine proposal, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to Proposal 1 or Proposal 3, your broker or nominee will have discretionary authority to vote your shares under applicable rules. Because approval of the proposal to amend the Company’s Restated Certificate of Incorporation (Proposal 2) is a “non-routine” proposal, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to Proposal 2, under applicable rules your broker or nominee will not have discretionary authority to vote your shares, in which case such shares will be considered a broker non-vote with respect to this proposal.

Record Date

The Board of Directors has fixed the close of business on October 31, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding capital stock of the Company on October 31, 2007 consisted of 16,844,002 shares of Common Stock, each entitled to one vote per share. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock beneficially owned as of October 31, 2007 by each person who is known by the Company based on their filings with the Securities and Exchange Commission (“SEC”) to own beneficially more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class

Caxton Associates LLC Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540	1,388,034 shares	(1)	8.2%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,311,383 shares	(2)	7.8%

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	1,215,000 shares	(3)	7.2%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	857,100 shares	(4)	5.1%

(1)

Based on a Schedule 13G/A filed jointly by Caxton International Limited, GDK, Inc., A.R.T. Advisors LLC, Aaron Sosnick, Caxton Associates, LLC, Bruce S. Kovner, and Ross Taylor with the SEC on February 14, 2007.

(2)

Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2007. Dimensional has informed the Company that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

(3)	Based on a Schedule 13G filed by Pequot Capital Management, Inc. with the SEC on February 14, 2007.

(4)	Based on a Schedule 13G filed by Royce & Associates, LLC with the SEC on January 22, 2007.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth, as of October 31, 2007, the beneficial ownership of Common Stock, by each director, each of the named executive officers, and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)

Harvey P. Eisen	358,879	(2)	2.1%
Jerome I. Feldman	276,348	(3)	1.6%
Marshall S. Geller	215,145		1.3%
Scott N. Greenberg	120,487	(4)	*
Richard C. Pfenniger, Jr.	11,944		*
Ogden R. Reid	6,876		*
Douglas E. Sharp	75,855	(5)	*
Sharon Esposito-Mayer	29,639	(5)	*
Karl Baer	26,823	(5)	*
Directors and Executive Officers as a Group (11 persons)	1,166,535	(6)	6.9%

*Less than one percent.

(1)

Assumes for each beneficial owner and directors and executive officers as a group that all options are exercised in full only by the named beneficial owner or members of the group and no other options are exercised.

(2)

Includes 350,000 shares of Common Stock beneficially owned by Bedford Oak Partners, L.P. (“Bedford Oak”). Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak.

(3)

Includes (i) 1,173 shares of Common Stock held by members of Mr. Feldman’s family, and (ii) 5,925 shares of Common Stock allocated to Mr. Feldman’s account pursuant to the provisions of our Retirement Savings Plan. Mr. Feldman disclaims beneficial ownership of the 1,173 shares of Common Stock held by members of his family.

(4)

Includes (i) 8,443 shares of Common Stock allocated to Mr. Greenberg’s account pursuant to the provisions of our Retirement Savings Plan and (ii) 4,000 shares of Common Stock held by members of his family. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of Common Stock held by members of his family.

(5)

Includes 11,226 shares for Mr. Sharp, 2,754 shares for Ms. Esposito-Mayer and 360 shares for Mr. Baer, issuable upon exercise of currently exercisable stock options; and 9,070 shares for Mr. Sharp, 7,097 for Ms. Esposito-Mayer, and 6,134 shares for Mr. Baer allocated pursuant to the provisions of our Retirement Savings Plan.

(6)

Includes 16,496 shares of Common Stock issuable upon exercise of currently exercisable stock options and 49,153 shares of Common Stock allocated to accounts pursuant to the provisions of our Retirement Savings Plan.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of six members, but the Board has decided to increase the size of the Board to seven members. All seven of our directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. Messrs. Feldman and Reid have not been nominated and are not standing for reelection. The Board proposes that each of the current directors, other than Messrs. Feldman and Reid, be reelected to the Board. In addition, the Board of Directors has nominated Sue W. Kelly, A. Marvin Strait and Gene A. Washington for election as directors. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for Director named below in the event of the unavailability of any such nominee. Set forth below are the names of the nominees, the year in which first elected a Director of the Company, the principal occupation of each nominee, and certain other information.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

Scott N. Greenberg (1987)	51

Mr. Greenberg has been the President of the Company from 2001 until February 2006 and Chief Executive Officer since April 2005.  He was Chief Financial Officer from 1989 until December 2005, Executive Vice President from 1998 to 2001, Vice President from 1985 to 1998, and has held various other positions since joining the Company in 1981.  He has been a Director of GSE Systems, Inc. (“GSE”), a global provider of real-time simulation and training solutions which is a former wholly-owned subsidiary of the Company that was spun off in 2005, since 1999 and was a Director of Five Star Products, Inc. (“Five Star”), a paint and hardware distributor, from 1998 to 2003 and a Director of Valera Pharmaceuticals, Inc. (“Valera”), a specialty pharmaceutical company, until January 2005.  Mr. Greenberg has also been a Director of National Patent Development Corporation (“NPDC”), a holding company with interests in optical plastics, paint and hardware distribution services, since 2004, when NPDC, formerly a wholly-owned subsidiary of the Company, was spun off. Mr Greenberg was also Chief Financial Officer of NPDC from 2004 until August 2007.

Harvey P. Eisen (2002)	64

Mr. Eisen has been the Chairman of the Board since April 2005.  He has been Chairman and Managing Member of Bedford Oak Advisors, LLC since 1998. Prior thereto, Mr. Eisen served as Senior Vice President of Travelers, Inc. and of Primerica prior to its merger with Travelers in 1993. Mr. Eisen has over thirty years of asset management experience. Mr. Eisen is a Trustee of the University of Missouri Business School, where he established the first accredited course on the Warren Buffet Principles of Investing. Mr. Eisen has also been a Director of NPDC since August 2004, when NPDC, formerly a wholly-owned subsidiary of the Company, was spun off and became Chairman of the Board of NPDC in May 2007.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

Marshall S. Geller (2002)	68

Mr. Geller is Co-Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private investment fund formed in December 2001.  He is also Chairman, Chief Executive Officer and Founding Partner of Geller & Friend Capital Partners, Inc., a private merchant bank formed in 1995.  Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as a Senior Managing Director of Bear, Stearns & Co. with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Mr. Geller is currently Non-Executive Chairman of the Board of ShopNBC-ValueVision Media, Inc. (Nasdaq:VVTV) and is a director on the boards of 1st Century Bank N.A. (Nasdaq:FCNA), National Holdings Corp. (NHLD.OB), SCPIE Holdings, Inc. (NYSE.SKP), and is on the Board of Governors of Cedars Sinai Medical Center, Los Angeles.  He was previously the Interim Co-Chairman of Hexcel Corporation (NYSE:HXL) and Interim President and COO of Players International, Inc.  Mr. Geller also serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles.

Richard C. Pfenniger (2005)	51

Mr. Pfenniger is the Chairman of the Board, President, and Chief Executive Officer of Continucare Corporation, a provider of primary care physician services.  Mr. Pfenniger was appointed President and Chief Executive Officer in October 2003 after having served as a member of the board of Continucare since March 2002 and as Chairman since September 2002.   Mr. Pfenniger was the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc., a provider of career-oriented higher education, from 1997 until June 2003.  From 1994 to 1997, Mr. Pfenniger served as the Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation, a multi-national pharmaceutical company. Mr. Pfenniger currently serves as a Director of Cellular Technical Services Company, Inc.

Sue W. Kelly	71

Mrs. Kelly is currently President and Chief Executive Officer of Kelly Consulting LLC, an investment and consulting firm. From 1995 to January 2007 she was a member of the U.S. House of Representatives, representing the 19th Congressional District of New York. While in Congress she served on the Board of Visitors of the U.S. Military Academy of West Point and on the House Financial Services Committee, among other assignments. Prior to becoming a Congresswoman, she worked in a variety of positions, including various businesses and education.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

A. Marvin Strait	73

Mr. Strait presently practices as a Certified Public Accountant under the name A. Marvin Strait, CPA. He has practiced in the field of public accountancy in Colorado for over 40 years. He presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, the Sam S. Bloom Foundation, The Penrose-St. Francis Health Foundation and Peak Education. He also presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc., RAE Systems, Inc. and Continucare Corporation, and on the Community Advisory Panel of American National Bank. Mr. Strait previously served as the Chairman of the Board of Directors of the American Institute of Certified Public Accountants (AICPA), as President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy, and serves as a permanent member of the AICPA Governing Council.

Gene A. Washington	60

Mr. Washington is the Director of Football Operations with the National Football League (NFL) in New York. He previously served as a professional sportscaster and as Assistant Athletic Director for Stanford University prior to assuming his present position with the NFL in 1994. Mr. Washington serves and has served on numerous corporate and civic boards, including serving as a director for several NYSE-listed companies including dELiA*s, Goodrich Petroleum Corporation and the former New York Bancorp, Inc.

Required Vote and Board Recommendation

In the election of directors (Proposal 1), you may either vote “for” each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes of the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, which means the seven director nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you vote FOR the election of each of the seven nominees.

Corporate Governance

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company’s business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board of Directors held eleven meetings in 2006. All of the Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of Committees of the Board on which they served.

The non-management Directors meet periodically in executive session. The executive sessions of non-management Directors are to be presided over by the Director who is the Chairman of the Committee responsible for the issue being discussed. The Board intends to schedule at least two executive sessions of non-management Directors each year. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern.

The Board of Directors reviews the independence of its members on an annual basis. No Director will be deemed to be independent unless the Board affirmatively determines that the Director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The

Board has not adopted any categorical standards of Director independence, however, the Board of Directors employs the standards of independence of the New York Stock Exchange (“NYSE”) rules currently in effect in making its determination that a Director qualifies as independent. In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. As a result of its annual review, the Board of Directors has determined that Harvey P. Eisen, Marshall S. Geller, Richard C. Pfenniger, Jr., and Ogden R. Reid are independent and that Jerome I. Feldman and Scott N. Greenberg are not independent. The Company has Nominating/Corporate Governance, Compensation and Audit Committees and based on these standards, all current members of such Committees are independent.

The Board of Directors established the Nominating/Corporate Governance Committee, which met once in 2006. The Nominating/Corporate Governance Committee acts under a written charter, which may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” section. The members of the Nominating/Corporate Governance Committee are Harvey P. Eisen, Marshall S. Geller and Richard C. Pfenniger, Jr. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The principal functions of the Nominating/Corporate Governance Committee are to:

(i)        develop policies on the size and composition of the Board of Directors;

(ii)       identify individuals qualified to become members of the Board of Directors;

(iii)      recommend a slate of nominees to the Board of Directors annually;

(iv)      ensure that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent Directors;

(v)       review and reassess the adequacy of the Board of Directors’ corporate governance principles (which principles may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” section); and

(vi)      advise the full Board of Directors on corporate governance matters.

When the Board of Directors decides to recruit a new member, it seeks strong candidates who possess qualifications and expertise that will enhance the composition of the Board of Directors. The criteria for selecting new Directors can be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” section. The Board of Directors will consider any such strong candidate provided he or she possesses integrity and ethical character. If the Board of Directors does not believe that a candidate possesses the above personal characteristics, that candidate will not be considered. In recommending candidates for election to the Board of Directors, the Nominating/Corporate Governance Committee considers nominees recommended by Directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Upon selection of a qualified candidate, the Nominating/Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors.

To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualification to the Company’s Secretary in writing at 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. When submitting candidates for nomination to be elected at the Company’s annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by the Company’s By-laws. The Company’s By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (no later than September 11, 2008 with respect to the 2008 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company’s By-laws. Copies of the Company’s By-laws are available to stockholders without charge upon request to the Company’s Secretary at the Company’s address set forth above.

The Compensation Committee acts under a written charter, which may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” section. The members of the Compensation Committee are Harvey P. Eisen, Marshall S. Geller and Richard C. Pfenniger, Jr. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of the Company’s executive officers by:

(i)    evaluating the Chief Executive Officer’s performance and setting the Chief Executive Officer’s compensation based on such evaluation; and

(ii)   developing guidelines and reviewing the compensation and performance of officers of the Company.

The Compensation Committee administers the Company’s Stock Option Plan and Incentive Stock Plan. In 2006, the Compensation Committee acted five times through unanimous written consents.

The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings and acts as an advisory body to the Board of Directors by reviewing various matters prior to submission to the Board. The members of the Executive Committee are Scott N. Greenberg, Harvey P. Eisen, Marshall S. Geller and Jerome I. Feldman. In 2006, the Committee acted six times through unanimous written consents.

The members of the Audit Committee are Ogden R. Reid, Marshall S. Geller and Richard C. Pfenniger, Jr. All members satisfy the independence and experience requirements of the SEC and the NYSE rules currently in effect. The Board of Directors has determined that Richard C. Pfenniger, Jr. is the Audit Committee financial expert. The Audit Committee acts under a written charter, which is required to be provided to stockholders every three fiscal years, unless amended earlier. The Audit Committee Charter was amended by the Audit Committee on May 4, 2006 and approved by the Board of Directors at its July 26, 2006 meeting. The Audit Committee charter may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” section. The Committee met five times in 2006.

The charter sets forth the responsibilities of the Audit Committee, which include:

(i)            reviewing the independence, qualifications, services, fees and performance of the independent auditors;

(ii)           appointing, replacing and discharging the independent auditors;

(iii)          approving the professional services provided by the independent auditors;

(iv)          reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors; and

(v)           reviewing the Company’s financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer and other senior managers in our accounting and finance departments.  A copy of this Code of Business Conduct and Ethics can be found on our website at www.gpstrategies.com.  If we make any substantive amendments to the Code of Ethics for our executive officers or directors or grant any waiver from a provision of the Code of Ethics for our executive officers or directors, we will within four (4) business days disclose the nature of such amendment or waiver in a Report on Form 8-K or on our website at www.gpstrategies.com.

Stockholder Recommendations for Board Nominees

Our Nominating/Corporate Governance Committee identifies individuals qualified to be Board members, evaluates any stockholder recommendations for Board membership, and develops and recommends corporate governance policies and procedures. The charter for our Nominating/Corporate Governance Committee is available on our website at www.gpstrategies.com. We did not implement any changes to our process for stockholder recommendations of director nominees during 2006.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.gpstrategies.com. We continue to monitor our corporate governance guidelines to comply with rules adopted by the SEC, the NSYE and industry practice.

Stockholder Communications with the Board of Directors

The Board of Directors has provided the means by which stockholders may send communications to the Board or to individual members of the Board. Such communications should be directed to the Secretary of the Company, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075, or by email at kcrawford@gpworldwide.com, who will forward them to the intended recipients.

Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions

Douglas E. Sharp	49

Mr. Sharp has been President of the Company since February 2006 and President of the Company’s principal operating subsidiary, General Physics Corporation (“General Physics”), since 2002.  Mr. Sharp has had a broad range of experience with General Physics having worked in all of the market sectors served by General Physics during his twenty-six year tenure there. Mr. Sharp, who is a mechanical engineer, had served as Chief Operating Officer of General Physics prior to becoming President and has held various other positions since joining General Physics in 1981.  He is a member of the American Society of Training and Development, American Society of Mechanical Engineers and the American Institute of Chemical Engineers. He was a Director of GSE from 2003 to 2006.

Sharon Esposito-Mayer	41

Ms. Esposito-Mayer has been Executive Vice President and Chief Financial Officer of the Company and General Physics since December 2005.  She was Vice President of Finance of General Physics from 2001 to 2005 and Director of Finance of General Physics from 1997 to 2000, and joined General Physics in 1995. Prior to joining General Physics, Ms. Esposito-Mayer held various financial positions with increasing responsibilities with a Fortune 1000 company and other companies.

Karl Baer	48

Mr. Baer has been Executive Vice President, Manufacturing and Strategic Planning, of the Company since March 2006.  He has been an Executive Vice President of General Physics since 2004 and was a Vice President of General Physics from 1998 until 2004.  Mr. Baer has held various other positions since joining General Physics in 1987.  Prior to joining General Physics, Mr. Baer served in the U.S. Navy’s nuclear submarine force for over nine years.

Executive Officer	Age	Positions

L. Thomas Davis	59

Mr. Davis has been Executive Vice President, Homeland Security, Energy & Government, of the Company since March 2006.  He has been an Executive Vice President of General Physics since 2000 and was a Vice President of General Physics from 1988 to 1999.  Mr. Davis has held various other positions since joining General Physics in 1984.  Mr. Davis is a graduate of the U.S. Naval Academy.

Kenneth L. Crawford	49

Mr. Crawford was appointed Senior Vice President, General Counsel and Secretary of the Company in April 2007.  He has been a Senior Vice President of General Physics since March 2006, was a Vice President from 1991 to March 2006, and has been General Counsel since 1991 and Secretary since 1990.  Mr. Crawford joined General Physics in 1987.  Prior to that he was engaged in the private practice of law.

PROPOSAL 2 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE

THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

At the Annual Meeting, stockholders will be asked to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the authorized number of shares of Common Stock from 25 million shares to 35 million shares. The additional authorized shares of Common Stock may be used by the Company for business and financial purposes as determined by the Board of Directors from time to time to be necessary or desirable. Uses for the additional shares of Common Stock include, without limitation, raising capital through the sale of Common Stock; acquiring other companies, businesses, products or services in exchange for shares of Common Stock; attracting and retaining employees by the issuance of additional securities under current or future equity compensation plans; stock splits or stock dividends; and other transactions and corporate purposes that the Board of Directors deems to be in the Company’s best interest. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions.

As of September 30, 2007, there were approximately 16,831,896 shares of Common Stock issued and outstanding. In addition, as of such date, approximately 1,241,391 shares were subject to outstanding equity compensation awards such as stock options and restricted stock units and an additional 2,584,146 shares were reserved for issuance in connection with future awards available for grant under the Company’s equity compensation plans. The Company also has used shares of its Common Stock to make matching contributions to the GP Retirement Savings Plan, a 401(k) plan in which employees of General Physics Corporation, the Company’s principal operating subsidiary, participate. The Company expects to continue using shares of its Common Stock for such contributions.

As of September 30, 2007, the Company also had reserved 461,431 shares for issuance under warrants to purchase shares of the Company’s Common Stock. These warrants are exercisable at any time and expire at various dates through June 2011. In addition, the Company has reserved for issuance 525,096 shares of its Common Stock in connection with a convertible term note in the principal amount of $5,250,955 due October 2008. The holder of the note can convert the principal balance of the note into Common Stock of the Company at the current market price, but only if the Company’s Common Stock is trading at $10 per share or more.

Other than shares that may be issued under the equity compensation plans or pursuant to the terms of currently outstanding warrants and convertible securities described above, the Company has no immediate plans, understandings, agreements or commitments to issue the newly authorized shares of Common Stock for any purposes.

Upon issuance, the additional shares of authorized Common Stock would have rights identical to the shares of Common Stock currently outstanding. Approval of the increase in authorized Common Stock would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Because the Company’s Restated Certificate of Incorporation does not confer to the Company’s stockholders preemptive rights with respect to Common Stock, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase these shares.

The increase in authorized Common Stock could, under certain circumstances, have an anti-takeover effect, although it is not the Company’s intention with this proposal. For example, in the event of a hostile attempt to take control of the Company, it may be possible for the Company to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The increase in authorized Common Stock, in connection with the Company’s existing shareholder rights plan, may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the Company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The increase in authorized Common Stock may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

If Proposal 2 is approved by the stockholders, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing is expected to occur soon after the Annual Meeting.

Required Vote and Board Recommendation

Approval of the proposal to amend the Company’s Restated Certificate of Incorporation (Proposal 2) requires the affirmative vote of the holders of shares of Common Stock entitled to cast a majority of the votes present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation.

PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has selected, KPMG as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2007. KPMG has informed the Company that it does not have any financial interest in the Company and that neither it nor any members or employees have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The stockholder’s ratification of the appointment of KPMG will not impact the Audit Committee’s responsibility pursuant to its charter, to appoint, replace and discharge the Company’s independent registered public accounting firm. In the event the stockholders fail to ratify this selection, it is expected that the matter of the selection of the Company’s independent registered public accounting firm will be reconsidered by the Board of Directors.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firms’ Fees

The following table sets forth the fees billed to the Company for the years ended December 31, 2006 and 2005 for professional services rendered by KPMG:

	2006	2005

Audit Fees (1)	$811,000	$808,000
Audit-Related Fees (2)	80,000	50,000
Tax Fees (3)	59,000	66,000
All Other Fees (4)	0	40,000
Total	$950,000	$964,000

(1)

Audit-fees for 2006 and 2005 consisted of fees for the audit of our consolidated financial statements, including quarterly review services, fees with respect to the audit of internal control over financial reporting, and review of SEC reporting matters.

(2)

Audit-related fees consisted of the audit of the financial statements of employee benefit plans and statutory audit services and audit-related services for subsidiaries of General Physics in 2006 and 2005.

(3)	Includes fees for tax compliance services and research.
(4)	Other fees paid to KPMG for 2005 consisted of a SAS 70 Readiness Assessment on General Physics’ Business Process Outsourcing services.

Policy on Pre-Approval of Services Provided by Independent Auditor

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KPMG are subject to specific pre-approval policies of the Audit Committee.  All audit and permitted non-audit services to be performed by KPMG require pre-approval by the Audit Committee in accordance with pre-approval policies established by the Audit Committee.  The procedures require all proposed engagements of KPMG for services of any kind be directed to the Company’s Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any service.

Audit Committee Report

During the year ended December 31, 2006, the Audit Committee reviewed and discussed the Company’s annual report on Form 10-K, quarterly reports on  Form 10-Q, the Company’s earnings releases and the Company’s audited financial statements with management and with KPMG, prior to their release. The Audit Committee discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG their independence and satisfied itself as to KPMG’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. In addition, the Audit Committee approved KPMG as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2007.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) that might incorporate future filings made by the Company under either the Securities Act or the Exchange Act, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under either the Securities Act or the Exchange Act.

Audit Committee

Ogden R. Reid, Chairman
Marshall S. Geller
Richard C. Pfenniger, Jr.

Required Vote and Board Recommendation

Approval of the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 3) requires the affirmative vote of the holders of shares of Common Stock entitled to cast a majority of the votes present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR  the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors consists of three non-employee directors.  The charter of the Compensation Committee may be viewed by accessing the “Corporate Governance” page of our website and clicking on “Committee and Charter Info.”  The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers and directors.  The responsibilities of the Compensation Committee include the following:

•      Develop guidelines and review and approve corporate goals relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and set the Chief Executive Officer’s compensation based on this evaluation;

•      Produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations;

•      Make recommendations to the Board with respect to the compensation of our executive officers and incentive-compensation plans and equity-based plans, and establish criteria for the granting of stock-based compensation to our officers and other employees, and review and approve the granting of stock-based compensation in accordance with such criteria;

•      Review director compensation levels and practices, and recommend from time to time, changes in such compensation levels and practices to the Board with equity ownership of the Company encouraged;

•      Annually review and reassess the adequacy of the charter of the Compensation Committee and recommend any proposed changes to the Board for approval; and

•      Make recommendations to the Board with respect to (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations, and (d) committee reporting to the Board.

The Compensation Committee is responsible for making compensation decisions regarding the Executive Management Team, which includes the Chief Executive Officer, the President, the Chief Financial Officer, and our other executive officers.  The Compensation Committee is also involved in making compensation decisions regarding non-executive officers of our principal operating entity, General Physics, with a rank of Vice President or above.

Topics discussed by the Compensation Committee during 2006 included, but were not limited to, the following:

•      Competitive compensation and awards for the Executive Management Team and our non-employee directors;

•      Review and approval of stock awards, bonus awards and salary changes for non-executive officers with a rank of Vice President or above;

•      Review of promotions of non-executive officers with a rank of Vice President or above; and

•      Review of employment agreements for executive officers and non-executive officers with a rank of vice president or above.

None of the members of the Compensation Committee is a current or former officer or employee of the Company.

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. This discussion focuses on the information contained in the following tables and related footnotes and narrative discussions for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Compensation Philosophy and Objectives

The Compensation Committee’s overall goals with respect to executive officers are to provide compensation programs designed to achieve the following objectives:

•      Attract and retain talented and dedicated executives;

•      Motivate and reward executives whose knowledge, skills, potential and performance are critical to our success; and

•      Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers when shareholder value increases.

The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of goals and objectives, and provides an incentive for retention. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives (the vesting of which may accelerate upon termination of employment and/or a change in control), other benefits and perquisites, and post-termination severance compensation.

Setting Executive Compensation

We subscribe annually to a number of compensation data resources to evaluate our salaries compared to those in the marketplace, including resources published by CompAnalyst, Western Management Group and the Institute of Management & Administration.  In addition, in 2006, to assist management and the Compensation Committee in assessing and determining competitive compensation packages, we engaged compensation consultants to evaluate our base compensation and bonus structure for our executive officers and other key employees.  The compensation consultants’ analysis (the “Compensation Benchmark Analysis”) compared the base level salary and bonus compensation structure of our executive officers and other key employees to those of executives in similar positions with similar responsibilities as described in executive compensation surveys obtained from WTPF, Mercer Human Resource Consulting, Culpepper and others.  The determination by the consultants of relevant similar positions was based on business focus, job descriptions, and revenue size.  The surveys provided base salary and bonus compensation data.  The Compensation Committee reviewed the Compensation Benchmark Analysis, which included the base salary and total compensation for each of our executive officers and similar data in the 25th percentile, 50th percentile, and 75th percentile for executives in similar positions covered by the survey. In general, our objective is to compensate our executive officers at levels between the 50th and 75th percentiles for executives in similar positions.  The Compensation Committee has sometimes deemed it appropriate to compensate certain executives at levels exceeding the 50th - 75th percentile for executives in similar positions at other firms due to the executive’s experience, scope of responsibility, accountability and impact on our operations, and the impact their departure could potentially have on our performance.

Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Elements of Compensation

Base Salary

Salary levels are typically considered annually as part of our performance review process as well as upon promotion or other change in job responsibility. The Compensation Committee, with input from the Chief Executive Officer, reviews all competitive, individual and Company performance data in order to make compensation decisions that will incentivize, retain and maintain a competitive standing for each executive officer, but not place such officer outside the compensation parameters for peer group firms.  The Compensation Committee considers several factors when adjusting an executive’s salary, including the executive’s market value and prospective value to us, the knowledge, experience and accomplishments of the executive, the executive’s level of responsibility, and the compensation levels for individuals with similar credentials.  In 2006, the Compensation Committee utilized the Compensation Benchmark Analysis to assist in determining the adjustment to each executive’s annual base salary. The Compensation Benchmark Analysis compared our executive compensation with the executive compensation at a number of similarly sized companies, analyzing various factors including revenues, responsibilities, and markets served.  The Compensation Committee compared compensation of our executive officers to that of executives in comparable positions with comparable responsibilities to ensure the compensation of our executive officers was competitive with that of the marketplace.  Our Chief Executive Officer recommended salary adjustments for the executive officers to the Compensation Committee and provided the Compensation Committee with supporting documentation from the Compensation Benchmark Analysis.

Cash-Based Incentive Compensation (Bonus)

The annual incentive compensation award for 2006 was a discretionary cash bonus awarded to our executives based on performance against Company financial and operational performance objectives for the year and the achievement of individual annual performance objectives. The discretionary annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee in March or April following completion of each fiscal year, with advice from the Chief Executive Officer. The annual discretionary bonus is ordinarily paid in a single installment in March or April following the completion of the given fiscal year.  Information provided by the Compensation Benchmark Analysis is considered when determining bonus awards, along with performance of any Company business unit(s) for whom the executive is responsible (viewed on the basis of financial performance against budget and achievement of employee training, appraisal and retention goals), overall Company financial performance, and the executive’s individual performance.

The cash bonuses payable to our Chief Executive Officer and to our President may be based upon a formula contained in their employment agreements.  The formula ties the bonus payable to them to increases in General Physics’ earnings before income taxes, depreciation and amortization (“EBITDA”) compared to the prior year, with higher bonus amounts payable for increases in EBITDA of more than 10% compared to the prior year.  The maximum bonus for any calendar year is equal to 50% of such executive officer’s base salary for that year.  For 2006, the Compensation Committee determined that the bonuses that would have been received based upon applying the formula solely based upon General Physics’ financial performance (the “Employment Agreement Bonuses”) did not adequately compensate the Chief Executive Officer or the President for their respective performance and awarded discretionary cash bonuses (the “Discretionary Bonuses”) based upon the financial performance of the Company, on a consolidated basis. The Employment Agreement Bonuses and the Discretionary Bonuses are reflected in the columns of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation” and “Bonus”, respectively.

Long-term Equity Incentive Compensation

Our Compensation Committee also grants to the named executive officers equity compensation under our 1973 Non-Qualified Stock Option Plan and our 2003 Incentive Stock Plan. Equity compensation for the named executive officers, which has historically taken the form of stock options and restricted stock or restricted stock units, is designed to align the interests of our executives with our investors as well as to retain the executives. Equity grants are also intended to drive long term performance, in that the value ultimately realized is linked to stock price appreciation. Option grants have no value without stock price appreciation, and restricted stock has value at grant that can increase with stock price appreciation. Thus, the Compensation Committee believes that equity grants should constructively influence management’s motivation to enhance the value of our Common Stock.

We do not have a formal policy for issuing equity compensation and do not always grant equity awards on an annual basis. Occasionally, the Compensation Committee awards equity compensation to supplement our executive officers’ compensation to ensure that total compensation is competitive in the marketplace and to align compensation with long term Company goals and objectives.

Stock Options

In June 2007, the Compensation Committee granted stock options to certain of its officers and key employees to purchase an aggregate of 880,000 shares of the Company’s Common Stock at an exercise price of $11.08. The stock options, which were non-qualified stock options for tax purposes, were granted pursuant to the Company’s 2003 Incentive Stock Plan and expire on June 26, 2013. The options are subject to acceleration upon a change of control and in the case of Messrs. Greenberg and Sharp, termination of employment based on the provisions specified in their respective employment agreements. The stock options vest over the course of five years in accordance with the following vesting schedule: 10% one year after grant; 15% two years after grant; 20% three years after grant; 25% four years after grant, and 30% five years after grant. The following named executive officers received grants of stock options:

Name	No. of Options
Scott N. Greenberg	135,000
Douglas E. Sharp	115,000
Karl Baer	90,000
Sharon Esposito-Mayer	70,000

Restricted Stock and Restricted Stock Units

In March 2005, we granted Mr. Greenberg and Mr. Sharp 42,000 and 34,000 shares of restricted stock, respectively. These awards were fully vested at grant because they were attributable to their 2004 service, but the shares have a restriction on sale until December 31, 2007.

In April 2005, we also granted both Ms. Esposito-Mayer and Mr. Baer 23,000 restricted stock units each, which vest over five years from the date of grant. In addition, in April 2005 we granted Andrea Kantor, the Company’s then Executive Vice President and General Counsel, 20,000 restricted stock units which vested 50% on December 31, 2005 and 50% on December 31, 2006.

Other Benefits

We also provide our named executive officers with the following other benefits which are part of our overall compensation program and which we believe are consistent with the types of benefits offered by competitors:

•      Retirement Saving Plan: We maintain a defined contribution 401(k) plan which permits all eligible employees to participate. The plan requires us to match at least 25% of the participants’ contributions, up to the first 7% of base compensation for employees who have completed one year of service.  We may make additional matching contributions at our discretion.  In 2006, we matched 50% of participants’ contributions in cash and/or shares of our Common Stock, up to the first 7% of participants’ base compensation.

•      Health and Welfare Benefits:  All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

•      Life Insurance Premiums: Life insurance policies, in excess of the standard life insurance plans offered to full-time employees, are offered to the named executive officers.  The executive life insurance policies provide coverage up to three times the executive’s annual base salary.  The premiums are fully paid by the Company.  The policy can be transferred to the executive upon termination of employment at the executive’s election.

•      Automobile Allowances: During 2006, Mr. Greenberg, Ms. Esposito-Mayer, Mr. Sharp and Ms. Kantor used vehicles leased or owned by the Company for both business and personal use; and we provided Mr. Baer with a monthly car allowance in lieu of a Company leased vehicle.

Employment Agreements, Severance Benefits and Change in Control Provisions

Mr. Greenberg, Ms. Esposito-Mayer, Mr. Sharp and Mr. Baer have written employment agreements which provide for separation payments and benefits upon certain types of termination of employment. Post-termination payments with respect to each of these executives are set forth in their respective employment agreements. The termination provisions for these executives are summarized in the “Potential Payments upon Termination or Change in Control” section. In June 2007, the Compensation Committee approved amendments to the employment agreements of Mr. Greenberg and Mr. Sharp. The existing employment agreements of Mr. Greenberg and Mr. Sharp, as previously amended, were due to end on June 30, 2008. The amendments to both employment agreements extend the terms of the agreements indefinitely, subject to termination upon two years’ notice or for cause, as provided in the employment agreements. The amendments also delete the requirement for annual minimum mandatory salary increases. We also entered into new employment agreements with Ms. Esposito-Mayer and Mr. Baer on September 28, 2007, as their prior employment agreements had expired.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer.  There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that exceeds the $1.0 million limitation in order to ensure competitive levels of total compensation for our executive officers.

Historically, the Company has not paid compensation that would cause Section 162(m) to affect deductibility.  In 2006, due to the vesting of restricted stock units and the exercise of stock options, Mr. Greenberg and Mr. Sharp received compensation in excess of $1 million. The compensation decisions made in 2006 were made without respect to Section 162(m) because the Compensation Committee did not expect it to have a significant impact on deductibility.  From time to time, the Compensation Committee may consider the potential impact of Section 162(m) and, if appropriate, will consider its impact in making compensation decisions.

Summary Compensation Table

The following table sets forth all compensation earned by each of the named executive officers for the 2006 fiscal year. The named executive officers are the Chief Executive Officer and the Chief Financial Officer, and the three other most highly compensated officers who were serving as executive officers at December 31, 2006.

Name and principal position	Year	Salary ($ )	Bonus ($ ) (1)	Stock Awards ($ ) (2)	Option Awards ($ ) (2)	Non-Equity Incentive Plan Compensation ($ ) (3)	All Other Compensation ($ ) (4)	Total ($ )
Scott N. Greenberg Chief Executive Officer	2006	305,202	34,800	—	—	40,200	18,150	398,352
Sharon Esposito-Mayer Executive Vice President and Chief Financial Officer	2006	204,792	40,000	34,661	5,715	—	14,283	299,451
Douglas E. Sharp President	2006	336,016	31,000	—	25,148	39,000	15,033	446,197
Andrea D. Kantor (5) Executive Vice President & General Counsel	2006	239,596	—	87,449	—	—	14,375	341,420
Karl Baer Executive Vice President	2006	230,625	40,000	34,661	10,059	—	16,762	332,107

(1)   Discretionary bonus for 2006. For Mr. Greenberg and Mr. Sharp, the amounts indicated reflect the dollar amounts in excess of the bonus amounts payable under their respective employment agreements, which amounts are shown as Non-Equity Incentive Plan Compensation.

(2)   Reflects the dollar amount expensed for financial statement reporting for the year ended December 31, 2006 in accordance with SFAS No. 123R, with the exception that the amount shown in the table assumes no forfeitures. Stock-based compensation expense consists of stock options and restricted stock units granted prior to 2006. For other assumptions, see Note 13 of our Annual Report on Form 10-K filed with the SEC on March 14, 2007.

(3)   Bonus pursuant to employment agreement.

(4)   All other compensation includes GP Strategies’ matching contributions of cash and GP Strategies’ Common Stock under our Retirement Savings Plan, automobile lease payments and/or allowances, and life insurance premiums. A breakdown of these amounts is as follows:

(5)   Ms. Kantor resigned from the Company effective January 19, 2007.

Name	Company Matching Contributions to 401(k) Plan ($ )	Automobile Payments or Allowance ($ )	Life Insurance Premiums ($ )	Total ($ )
Scott N. Greenberg	7,500	7,569	3,081	18,150
Sharon Esposito-Mayer	6,603	6,702	978	14,283
Douglas E. Sharp	6,602	6,152	2,279	15,033
Andrea D. Kantor (1)	6,617	7,188	570	14,375
Karl Baer	7,372	8,400	990	16,762

(1)   Ms. Kantor resigned from the Company effective January 19, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to non-equity incentive plan awards granted during the year ended December 31, 2006 to certain of our named executive officers:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Threshold ($ )	Target ($ )	Maximum ($ )
Scott N. Greenberg (1)	N/A	—	40,200	152,601
Douglas E. Sharp (1)	N/A	—	39,000	168,008
Sharon Esposito-Mayer (2)	N/A	—	—	—
Andrea Kantor (3)	N/A	—	—	—
Karl Baer (2)	N/A	—	—	—

(1)     The amounts represent the target and maximum bonus payment levels payable pursuant to a formula in the executives’ employment agreements. The formula is based upon EBITDA of General Physics and is capped, for each executive, at 50% of his base salary. The actual total bonuses paid included a discretionary amount above target which is included in the Bonus column of the Summary Compensation Table. See Compensation Discussion & Analysis.

(2)   The General Physics 2004 Bonus Plan provides that Business Unit and Group Leaders are eligible for bonuses based upon the achievement of certain Business Unit and individual targets, and that senior executives of General Physics and individuals not assigned to a Business Unit are eligible for discretionary bonuses awarded from a general bonus pool. Mr. Baer and Ms. Esposito-Mayer, as senior executives of General Physics, were eligible for discretionary bonuses from the general pool.

(3)   Ms. Kantor resigned from the Company effective January 19, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and/or unvested restricted stock units previously awarded to our named executive officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($ )	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($ ) (1)
Scott N. Greenberg	—	—	—	n/a	n/a	—		—

Sharon Esposito-Mayer	27,535	—	—	3.68	4/30/2007	23,000	(2)	190,900
	2,394	—	—	6.47	7/1/2007
	2,394	—	—	4.33	2/24/2010
	120	—	—	3.85	2/1/2011
	120	—	—	3.01	2/7/2012
	120	—	—	3.93	12/10/2012

Douglas E. Sharp	47,887	—	—	6.47	7/1/2007	—		—
	5,000	—	—	8.70	1/12/2008
	5,986	—	—	4.33	2/24/2010
	120	—	—	3.85	2/1/2011
	120	—	—	3.01	2/7/2012

Andrea D. Kantor (3)	—	—	—	n/a	n/a	—		—

Karl Baer	120	—	—	3.85	2/1/2011	23,000	(2)	190,900
	120	—	—	3.01	2/7/2012
	120	—	—	3.93	12/10/2012

(1)   Market value is based on the closing market price of our Common Stock on December 29, 2006 of $8.30 per share.

(2)   Unvested stock units granted on April 11, 2005 vest 40% on April 5, 2007 and 20% each year thereafter.

(3)     Ms. Kantor resigned from the Company effective January 19, 2007.

Option Exercises and Stock Vested

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2006.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($ ) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($ ) (2)
Scott N. Greenberg	48,326	593,791	—	—

Sharon Esposito-Mayer	—	—	—	—

Douglas E. Sharp	32,785	414,816	—	—

Andrea D. Kantor (3)	22,249	296,896	10,000	83,000

Karl Baer	18,493	184,940	—	—

(1)   Represents the difference between the market price of our Common Stock on the date of exercise and the exercise price of the stock options exercised.

(2)   Represents stock units which vested on December 31, 2006. Value realized upon vesting is based on the closing market price of our Common Stock on December 29, 2006 of $8.30 per share.

(3)     Ms. Kantor resigned from the Company effective January 19, 2007.

Potential Payments Upon Termination or Change in Control

Description of Termination Provisions in Employment Agreements

We have employment agreements with Mr. Greenberg, Ms. Esposito-Mayer, Mr. Baer and Mr. Sharp. The employment agreements between the Company and each of Messrs. Greenberg and Sharp do not have definite terms and continue until the earliest of (i) death or disability of, or termination by, the executive, (ii) the date that is not less than two (2) years after we or the executive has given written notice to the other of its decision to end the employment period, or (iii) the date mutually agreed in writing by us and the executive. The employment agreements between the Company and each of Ms Esposito-Mayer and Mr. Baer have an initial term ending on February 28, 2009 unless earlier terminated by the Company or the relevant executive, and shall be automatically extended and end on the earlier of (a) the executive’s termination upon occurrence of certain events as defined in the employment agreement; (b) the date which is at the end of the period of Required Notice, as defined in the employment agreement but in no event less than 12 or more than 15 full calendar months, if the Company or the executive has given written notice to the other to end his/her employment; and (c) the date mutually agreed in writing by the Company and the executive. The discussion and tables below reflect the estimated termination benefits that would be paid or accrue to each of the named executive officers in the event of the following termination scenarios:

•      Termination for Cause -If we terminate the employment of one of the named executives for “cause,” as defined below, such executive would be entitled to unpaid base salary and continuation of benefits through the date of termination only.

“Cause” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•      Willful and continued failure to substantially perform his/her duties or obligations under the employment agreement (after notice and failure to cure); or

•      Willful engaging in misconduct which is materially monetarily injurious to the Company.

“Cause” as defined under the employment agreements of Ms. Esposito-Mayer and Mr. Baer exists if such executive shall:

•      Be convicted, plead guilty, or enter a plea of nolo contendere to a felony or a crime involving moral turpitude; or

•      Commit any act or omit to take any action in bad faith and to the detriment of the Company; or

•      Willfully and continually fail to perform his/her duties or obligations under any provision of the employment agreement in any material respect, and shall not correct such failure within ten days after receipt of written notice thereof; or

•      Fail to perform his/her duties or obligations pursuant to the non-compete and confidential information provisions of his/her employment agreement in any material respect.

•      Termination upon disability — We may terminate the employment of a named executive officer in the event of such executive’s incapacity due to extended physical or mental illness. In the case of disability, the affected executive would be entitled to such executive’s unpaid base salary and continuation of benefits through the date of termination only. In the event of disability for Messrs. Greenberg or Sharp, the date of termination would be determined after which time the executive has been absent from his duties on a full-time basis for the entire period of six consecutive months, and within 30 days after notice of termination is given and he has not returned to the performance of his duties on a full-time basis. In the event of disability for Ms. Esposito-Mayer or Mr. Baer, the date of termination would be determined after which time as a result of a serious health condition (as defined in the Family and Medical Leave Act of 1993), and after giving effect to any reasonable accommodation required by law, the executive is unable fully to discharge his/her duties for a period of 90 consecutive days.

•      Termination upon death — In the event of death, each of the named executive officers would be entitled to such executive officer’s full salary through the date of death and the Company shall pay to such executive officer’s spouse or estate the following:  for Messrs. Greenberg and Sharp — an amount equal to their full salary for one year after the date of death; and for Ms. Esposito-Mayer and Mr. Baer —  his/her full salary through the end of the calendar month within which termination occurred plus his/her full salary for the following two calendar months, and for purposes of the vesting of any stock units outstanding and unvested as of the date of termination of his/her employment, he/she shall be deemed to have been employed through the remaining period under the employment agreement.

•      Termination without cause, or for “good reason” or “just cause” — If we terminate a named executive officer’s employment without cause or a named executive officer terminates his/her employment for “good reason” or “just cause” (as defined below), then the named executive officer would be entitled to certain compensation discussed in detail below.

“Good reason” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•      A change in control as defined in the employment agreement; or

•      A management change in control as defined in the employment agreement; or

•      A failure by the Company to comply with any material provision of the employment agreement which has not been cured within ten days after notice of such noncompliance has been given by the executive to the Company; or

•      Any purported termination of the executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

Ms. Esposito-Mayer and Mr. Baer shall be deemed to have resigned for “Just Cause,” under the terms of their employment agreements, in the event that he/she resigns within 60 days following either:

•      The Company without express written consent of the executive imposes any significant change in his/her function, duties, or responsibilities that is not consistent with him/her being an executive of the Company and fails to rescind or modify such change within 10 business days after receipt of written notice from the executive; or fails to make any material payment, or provide any material benefit to the executive pursuant to the employment agreement, and fails to correct any such deficiency within ten business days after receipt of written notice from the executive; or

•      The Company shall breach any other term of the employment agreement and shall not correct such failure or breach within thirty days after written notice from the executive.

Termination Payments under Mr. Greenberg’s Employment Agreement

If we terminate Mr. Greenberg’s employment without cause, or if he terminates his employment for “good reason” (as defined above) other than as a result of a management change in control, the Company shall pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and the Company shall provide him with continued benefits under all employee benefit plans and programs in which he was entitled to participate prior to the termination for a number of years equal to the greater of (i) the number of years remaining in the employment period if his employment had not been terminated and (ii) three.

If Mr. Greenberg terminates his employment as a result of a management change in control (as defined in the agreement), the Company shall pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) two. In addition, all options to purchase Common Stock granted to him shall become fully vested and the Company shall provide him with continued benefits under all employee benefit plans and programs in which he was entitled to participate prior to the termination for a number of years equal to the greater of (i) the number of years remaining in the employment period if his employment had not been terminated and (ii) two.

Termination Payments under Mr. Sharp’s Employment Agreement

If we terminate Mr. Sharp’s employment without cause, or if he terminates his employment for “good reason” (as defined above) other than as a result of a management change in control, the Company shall pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and the Company shall provide him with continued benefits under all employee benefit plans and programs in which he was entitled to participate prior to the termination for a number of years equal to the greater of (i) the number of years remaining in the employment period if his employment had not been terminated and (ii) three.

If Mr. Sharp terminates his employment as a result of a management change in control (as defined in the agreement), the Company shall pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date. In addition, all options to purchase Common Stock granted to him shall become fully vested and the Company shall provide him with continued benefits under all employee benefit plans and programs in which he was entitled to participate prior to the termination for one year.

Termination Provisions of Employment Agreements with Ms. Esposito-Mayer and Mr. Baer

If during the term of either Ms. Esposito-Mayer’s or Mr. Baer’s employment agreements we terminate his/her employment without “cause” or such executives terminate his/her employment for “Just Cause,” in each case as defined above, and such executives are in full compliance with his/her obligations under the employment agreement, the Company shall pay the executive his/her base annual salary at the rate in effect on the date of such termination, and the executive shall continue to be eligible to receive such benefits as the executive would have been entitled to had his/her employment not terminated, for a period of time after termination equal to the length of the Required Notice (as defined in the employment agreement but in no event more than 15 full calendar months. In addition, upon the occurrence of a “Change in Control” or “Sale of the Company” (as defined in the employment agreements with Ms. Esposito-Mayer and Mr. Baer), all stock options to purchase Common Stock granted to him/her shall immediately become fully vested and exercisable, and all stock units granted to him/her shall immediately be paid in unrestricted shares of Common Stock.

The amounts shown in the table below assume that the noted triggering events occurred on December 31, 2006 with respect to Mr. Greenberg, Ms. Esposito-Mayer, Mr. Sharp and Mr. Baer. The amounts shown for Ms. Esposito-Mayer and Mr. Baer reflect potential payments that may result from new employment agreements entered into by them in September 2007. Other relevant assumptions and explanations are provided in the footnotes following the table. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. As discussed above, none of the named executive officers receive additional compensation in the event of voluntary or involuntary termination for “cause” or in the event of disability.

Potential Post-Employment Payments

Name / Element of Compensation	Termination due to Death		Termination Without Cause or for Good Reason, Excluding Change in Control		Termination due to Change in Control		Termination due to Management Change in Control

Scott N. Greenberg
Salary	$335,000	(1)	—		—		—
Severance	—		$1,410,148	(2)	$1,410,148	(2)	$1,018,440	(3)
Bonus (4)	—		75,000		75,000		75,000
Benefits continuation	—		22,571	(5)	22,571	(5)	16,777	(6)

Sharon Esposito-Mayer
Salary	$35,833	(7)	$125,417	(8)	—		—
Stock Units (9)	114,540		—		$190,900		$190,900
Benefits continuation	—		8,434	(10)	—		—

Douglas E. Sharp
Salary	$325,000	(1)	—		—		—
Severance	—		$1,251,574	(2)	$1,251,574	(2)	$417,191	(11)
Bonus (4)	—		70,000		70,000		70,000
Stock options	—		—		112,566	(12)	112,566	(12)
Benefits continuation	—		22,571	(5)	22,571	(5)	8,110	(13)

Andrea D. Kantor (14)	—		—		—		—

Karl Baer
Salary	$40,000	(7)	$300,000	(15)	—		—
Stock Units (9)	114,540		—		$190,900		$190,900
Benefits continuation	—		10,543	(16)	—		—

(1)	Represents one year of current salary as of December 31, 2006.

(2)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by three.

(3)

Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by two years and two months (the maximum remaining term of the employment period as of December 31, 2006).

(4)	Represents bonus earned during the year ended December 31, 2006 which would be due to the executive if any of the applicable triggering events occurred on December 31, 2006.

(5)	Represents an estimate of the incremental cost to the Company for benefits continuation for three years subsequent to termination date.

(6)	Represents an estimate of the incremental cost to the Company for benefits continuation for two years and two months subsequent to termination date.

(7)	Represents two full calendar months of current salary as of December 31, 2006.

(8)	Represents the current salary for 12 months that would have been paid or accrued if the triggering event occurred as of December 31, 2006.

(9)	Represents the value of the number of stock units deemed to have vested for each triggering event. Value is based on the closing price of our Common Stock on December 29, 2006 of $8.30.

(10)	Represents an estimate of the incremental cost to the Company for benefits continuation for 12 months.

(11)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years.

(12)

Pursuant to Mr. Sharp’s employment agreement, in the event of a change in control of the Company, he can elect to surrender his outstanding stock options for a cash payment equal to the excess of the fair market value on the termination date of the Common Stock issuable upon exercise of the options over aggregate exercise price of the options surrendered. The amount included in the table represents the fair value of Mr. Sharp’s outstanding options as of December 31, 2006 based on the closing price of our Common Stock on December 29, 2006 of $8.30. All of Mr. Sharp’s outstanding options were fully vested as of December 31, 2006.

(13)	Represents an estimate of the incremental cost to the Company for benefits continuation for one year subsequent to termination date.

(14)	Ms. Kantor resigned from the Company effective January 19, 2007.

(15)	Represents the current salary for 15 months that would have been paid or accrued if the triggering event occurred as of December 31, 2006.

(16)	Represents an estimate of the incremental cost to the Company for benefits continuation for 15 months.

Director Compensation

Our Board of Directors has adopted guidelines for the compensation of our non-employee directors. Effective July 1, 2006, our non-employee directors are paid a retainer of $25,000 per year. In addition, the Chairman of the Board receives an additional $40,000 per year; the Chairman of the Audit Committee receives an additional $15,000 per year; members of the Audit Committee receive an additional $5,000 per year; the Chairman of the Compensation Committee receives an additional $5,000 per year; and members of the Compensation Committee receive an additional $2,500 per year. These annual fees are prorated and paid on a quarterly basis. At the option of the directors, up to one-half of the fees may be paid in shares of our Common Stock.

In addition to the annual retainers, each non-employee director receives $1,500 for each Board meeting attended and $750 for each committee meeting attended, but only if the committee meeting is held on a different date than the Board meeting.

On September 14, 2006, we granted 2,000 shares of restricted stock to each non-employee director, which stock vests quarterly over one year subsequent to the grant date.

The following table shows the compensation earned by each director for the year ended December 31, 2006 (excluding Mr. Greenberg, whose compensation as Chief Executive Officer is shown above in the Summary Compensation Table):

Directors Compensation Table

Name	Fees earned or paid in cash ($ )	Stock awards ($ ) (1)	All other compensation ($ )		Total ($ )
Harvey P. Eisen	35,125	23,155	—		58,280
Jerome I. Feldman	—	—	136,344	(2)	136,344
Marshall S. Geller	36,500	6,901	—		43,401
Richard C. Pfenniger, Jr.	32,750	9,402	—		42,152
Ogden R. Reid	39,000	6,901	—		45,901

(1)   Reflects the dollar amount expensed for financial statement reporting for the year ended December 31, 2006 in accordance with SFAS No. 123R for restricted stock awards granted on September 14, 2006 and annual director fees paid in shares of our Common Stock.

(2)   Compensation paid by GP Strategies pursuant to an employment agreement with Mr. Feldman, which expired on May 31, 2007. Pursuant to a management services agreement with NPDC, NPDC paid GP Strategies a management fee to cover a portion of the compensation of certain employees of GP Strategies who provided services to NPDC, which includes reimbursement of approximately 80% of Mr. Feldman’s compensation in 2006. The amount shown in the table is presented net of such reimbursed amounts. Mr. Feldman’s gross salary and other compensation for 2006 was $681,720 before reimbursement from NPDC (gross amount consists of salary of $538,542, life insurance premiums of $137,814, and Company matching contributions to the Retirement Savings Plan of $5,364). See section titled “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee of the Board of Directors are Harvey P. Eisen, Marshall S. Geller, Chairman, and Richard C. Pfenniger, Jr. None of the members of the committee during 2006, (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement filed with the Securities and Exchange Commission in connection with the Company’s annual meeting of stockholders.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Harvey P. Eisen

Marshall S. Geller

Richard C. Pfenniger, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review & Approval Process for Related Person Transactions

Our Corporate Governance Guidelines, a copy of which may be viewed on our website, require each director to avoid any action, position or interest that conflicts with an interest of the Company or gives the appearance of a conflict.  Although there is no formal written procedure in those Guidelines for handling such situations when they arise, in practice our Board of Directors, or a committee thereof, is responsible for reviewing and approving, all related person transactions. A related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants. A related person is an executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Our Conduct of Business Policy, a copy of which may be viewed on our website, governs related person transactions involving executive officers and the Company.  It prohibits activities or relationships which are incompatible with employment by the Company or which places the executive in a position where there is a conflict between the executive’s private interests and the interests of the Company, its subsidiaries or affiliates.  Executives are required to immediately disclose such situations to their supervisor, the Company’s Ethics Program Compliance Officer, or the Company’s General Counsel for a determination of appropriate action.  The Company maintains a Hotline for employees to confidentially report questionable activities or seek advice in handling ethics-related issues.

Related Transactions

Share Repurchases and Exchanges

On January 19, 2006, we purchased from (i) EGI-Fund (02-04) Investors, L.L.C. (“EGI”) 1,090,000 shares of our Common Stock for a price per share equal to $6.80 and 300,000 shares of our Class B stock for a price per share equal to $8.30 (the aggregate purchase price paid by us to EGI was $9,902,000) and (ii) Bedford Oak 1,031,500 shares of our Common Stock for a price per share equal to $6.80 and 300,000 shares of our Class B stock for a price per share equal to $8.30 (the aggregate purchase price paid by us to Bedford Oak was $9,504,200).  Simultaneously with such purchases, Jerome I. Feldman exchanged 568,750 shares of our Class B stock for Common Stock, at a rate of one share of Class B stock for one share of Common Stock, for a price of $1.50 per share exchanged (the aggregate price we paid to Mr. Feldman was $853,125, which Mr. Feldman applied toward repayment of his indebtedness to us; see further discussion below).

Harvey Eisen, Chairman of the Board of the Company, was deemed to have beneficial ownership of the shares owned by Bedford Oak by virtue of his position as managing member of Bedford Oak Advisors, LLC, investment manager of Bedford Oak.  EGI had designated Matthew Zell as a Director of the Company. Mr. Zell resigned from the Board of Directors of the Company simultaneously with such repurchase.  Mr. Feldman is a Director of the Company. The repurchase and exchange transactions were negotiated and approved by a Special Committee of the Board of Directors.

Indebtedness

On April 1, 2002, we entered into an incentive compensation agreement with Jerome I. Feldman (former Chief Executive Officer and a current Director of the Company) pursuant to which he was eligible to receive up to five payments of $1,000,000 each, based on the closing price of our Common Stock sustaining or averaging increasing specified levels over periods of at least 10 consecutive trading days. On June 11, 2003, July 23, 2003, December 22, 2003, November 3, 2004 and December 10, 2004, he earned incentive payments of $1,000,000 each. We recorded compensation expense of $2,000,000 and $3,000,000 for the years ended December 31, 2004 and 2003, respectively, for this incentive compensation. Under the terms of the incentive compensation agreement, Mr. Feldman deferred payment of the incentive payments until May 31, 2007.

To the extent there were any outstanding loans from Mr. Feldman at the time an incentive payment was payable, we had the right to off-set the payment of such incentive payment first against the outstanding accrued interest under such loans and next against any outstanding principal. On May 31, 2007, we applied the entire deferred incentive compensation earned by Mr. Feldman during 2004 and 2003 against the unpaid accrued interest and principal on his outstanding loans which had been issued to him previously (in year 2000 and prior) to exercise stock options to purchase Class B Common Stock of the Company.

The note bears interest at the prime rate and is secured by certain assets owned by him. All unpaid principal and accrued interest on the loans were due on May 31, 2007.  On January 19, 2006 in connection with the share repurchase and exchange transaction discussed above, Mr. Feldman repaid approximately $853,000 of approximately $972,000 of total indebtedness (including principal and interest) owed by him. The largest aggregate amount of indebtedness (including principal and accrued interest) outstanding from January 1, 2006 through May 31, 2007, after giving effect to the application of the five $1 million incentive payments discussed above, was $972,000, which was the amount outstanding just prior to partial repayment by him discussed above. As of May 31, 2007, we had notes receivable and accrued interest from Mr. Feldman of approximately $207,000 after offsetting Mr. Feldman’s deferred incentive compensation earned in 2003 and 2004, as discussed above. Mr. Feldman repaid the outstanding note receivable balance and accrued interest owed by him to us in cash during the second quarter of 2007.

Management Services Agreement with NPDC

Prior to the spin-off of NPDC in 2004, NPDC was a wholly-owned subsidiary of GP Strategies.  In connection with the spin-off, we entered into a separate management agreement with NPDC pursuant to which we provided certain general corporate services to NPDC and were reimbursed for such services. The term of the agreement extends for three years from the date of the spin-off, or through November 24, 2007, and may be terminated by either NPDC or us on or after July 30, 2006 with 180 days prior written notice, with the exception of fees relating to compensation for NPDC’s Chief Executive Officer for which NPDC is liable through May 31, 2007 pursuant to his employment agreement.  For the years ended December 31, 2006 and 2005, NPDC paid us management fees of $925,000 and $1,141,000, respectively, as compensation for these services. Although the management agreement has not yet been terminated, we ceased providing such services to NPDC on May 31, 2007.

NPDC continued to occupy a portion of corporate office space leased by us through December 31, 2006. Pursuant to the management services agreement, a portion of the management fee paid to us by NPDC represents compensation for use of this space.

Management Services Agreement with GSE

Subsequent to the spin-off of GSE effective September 30, 2005, we continued to provide GSE with corporate support services pursuant to a management services agreement which ended on December 31, 2006.

Directorships

Certain of our Directors also serve as Directors for NPDC and GSE. Jerome I. Feldman was Chairman and Chief Executive Officer of NPDC until May 2007, and is currently Chairman of the Board of GSE. Scott N. Greenberg is currently a Director of NPDC and GSE, and was Chief Financial Officer of NPDC until August 2007. Harvey P. Eisen is Chairman of the Board of NPDC and Managing Member of Bedford Oak Partners LP, which owns approximately 13.6% of the issued and outstanding shares of NPDC.

Guarantees

Subsequent to the spin-off of NPDC, we guaranteed certain operating leases for Five Star’s New Jersey and Connecticut warehouses, totaling approximately $1,589,000 annually through March 31, 2007. The leases have been extended and now expire in the first quarter of 2009. The annual rent obligations are currently approximately $1,600,000. In connection with our spin-off of NPDC, NPDC agreed to assume obligation under such guarantees; to use commercially reasonable efforts to cause us to be released from such guaranty and to hold us harmless from all claims, expenses and liabilities connected with the leases or NPDC’s breach of any agreements effecting the spin-off. We have not received confirmation that we have been released under such guarantees.

Subsequent to the spin-off of NPDC, we continued to guarantee the repayment of one debt obligation of MXL Industries, Inc. (“MXL”), which is secured by property and certain equipment of MXL.  The aggregate outstanding balance as of September 30, 2007 was $1,030,000.  Our guarantee expires upon the maturity of the debt obligation in March 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following is information as of December 31, 2006 about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights under our 1973 Non-Qualified Stock Option Plan, which was not approved by security holders, and 2003 Incentive Stock Plan, which was approved by security holders.  For a description of the material terms of these plans, see Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

	Non- Qualified
	Stock Option	Incentive
	Plan	Stock Plan
Plan category:

Equity compensation plans not approved by security holders:

(a) Number of securities to be issued upon exercise of outstanding options(1)	572,108

(b) Weighted average exercise price of outstanding options (1)	$5.48

(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in row (a))(2)	1,361,180

Equity compensation plans approved by security holders:

(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		—

(b) Weighted average exercise price of outstanding options, warrants and rights		—

(c) Number of securities remaining available for future issuance under equity compensation plans		1,721,000

(1)       Does not include warrants to purchase 300,000 shares of Common Stock with an exercise price of $2.67 per share, as adjusted following the spin-offs of NPDC and GSE, and warrants to purchase 786,293 shares of Common Stock issued and sold to four Gabelli funds in conjunction with the Company’s 6% Conditional Subordinated Notes due 2008 at an exercise price of $5.85 per share, as adjusted following the spin-offs of NPDC and GSE.

(2)    Does not include shares of Common Stock that may be issued for fees to our Directors as compensation for their services.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish us with such reports.

Based solely on a review of copies of such reports for 2006, we believe that during 2006 all reports applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis, with the exception of one late filing by L. Thomas Davis reporting the exercise of stock options on May 16, 2006, which was filed on May 22, 2006; and four late filings each by Matthew Zell and Scott Peppet (former directors who resigned in January 2006) due to the inadvertent filing of the incorrect form reporting the quarterly receipt of shares constituting directors fees for 2005, which filings were corrected on January 31, 2006.

Stockholder Proposals

Stockholders may present proposals for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders provided they are received by the Company no later July 12, 2008 (or, if the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2007 Annual Meeting of Stockholders, a reasonable time before the Company begins to print and mail its proxy materials for the 2008 Annual Meeting of Stockholders) and are otherwise in compliance with applicable SEC regulations. In addition to the above requirements, the Company’s By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (no later than September 12, 2008 with respect to the 2008 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company’s By-laws. Copies of the Company’s By-laws are available to stockholders without charge upon request to the Company’s Secretary at the Company’s address set forth above.

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2006, which is not a part of the proxy soliciting materials, was mailed to the Company’s stockholders on approximately April 30, 2007.

General

So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the Proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

Cost of Solicitation

The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but employees or representatives of the Company may also solicit proxies by telephone and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

By Order of the Board of Directors,

Kenneth L. Crawford, Secretary
November 9, 2007

GP STRATEGIES CORPORATION

COMMON STOCK	Annual Meeting of Stockholders	PROXY
To Be Held December 10, 2007
This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of GP Strategies Corporation, hereby appoints Harvey P. Eisen and Scott N. Greenberg, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland on December 10, 2007, at 10:00 a.m., local time, and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted For proposals 1, 2 and 3.

1.             Election for Directors: Harvey P. Eisen, Marshall S. Geller, Scott N. Greenberg, Sue W. Kelly, Richard C. Pfenniger, Jr., A. Marvin Strait and Gene A. Washington.

For	Withhold	For All Except

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.             To amend the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 25 million to 35 million shares.

For	Against	Abstain

3.             To ratify the Board of Directors’ appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2007.

For	Against	Abstain

4.             Upon any other matters which may properly come before the meeting or any adjournments thereof.

Please sign exactly as name appears below.

Dated	, 2007

Signature

Signature if held jointly

Please mark, sign, date and return the proxy card promptly using the enclosed envelope. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.